EXHIBIT (6)(b)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS AGREEMENT is made and entered into as of the 2nd day of May, 2001, by and among U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America ("U.S. Bank"), U.S. Bancorp Piper Jaffray Asset Management, Inc., a Delaware corporation ("PJAM"), and First American Insurance Portfolios, Inc., a Minnesota corporation (the "Company"), for and on behalf of each separately managed portfolio represented by a series of the Company's common shares (each, a "Fund" and, collectively, the "Funds").

         WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, U.S. Bank currently serves as each Fund's investment adviser pursuant to an Investment Advisory Agreement dated December 8, 1999 between U.S. Bank and the Company in the form appended hereto as Exhibit A (the "Advisory Agreement"), which is incorporated herein by reference; and

         WHEREAS, U.S. Bank wishes to assign its rights, duties and responsibilities under the Advisory Agreement to PJAM, and PJAM wishes to assume such rights, duties and responsibilities with respect to each Fund, each subject to the terms and conditions of this Agreement; and

         WHEREAS, the Board of Directors of the Company, including a majority of the directors who are not parties to this Agreement or "interested persons" (within the meaning of the 1940 Act) of any party to this Agreement, have approved and authorized the execution and delivery of this Agreement.

         NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

     1. U.S. Bank hereby assigns and conveys all of its rights, duties and obligations under the Advisory Agreement, relating to the Company and each Fund, to PJAM, and PJAM hereby assumes all of such rights, duties and obligations under the Advisory Agreement, in each case subject to the terms of this Agreement.

     2. Except as modified by this Agreement, all of the provisions, terms and conditions set forth in the Advisory Agreement shall remain in full force and effect.

     3. The Company hereby consents to this Agreement.





         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

U.S. BANK NATIONAL ASSOCIATION                  U.S. BANCORP PIPER JAFFRAY ASSET
                                                  MANAGEMENT, INC.


By       /s/ Jeffery M. Wilson                   By    /s/ Robert H. Nelson
   --------------------------------------  ------------------------------------
Name:    Jeffery M. Wilson                     Name:     Robert H. Nelson
Title:   Senior Vice President                 Title:    Chief Operating Officer

FIRST AMERICAN INSURANCE
    PORTFOLIOS, INC.


By       /s/ Jeffery M. Wilson
   -----------------------------------------
Name:    Jeffery M. Wilson
Title:   Vice President



         [NOTE: Reference Exhibit (6)(a) to this Registration Statement for the text of Exhibit A to this Agreement.]